TECUMSEH PRODUCTS COMPANY                                           Exhibit 99.1
100 E. PATTERSON STREET
TECUMSEH, MI  49286

PRESS RELEASE

TECUMSEH PRODUCTS COMPANY REPORTS FOURTH QUARTER 2004 NET LOSS OF $0.71 PER
SHARE

Tecumseh, Michigan, February 3, 2005 . . . . Tecumseh Products Company
(NASDAQ-TECUA, TECUB) announced today its 2004 fourth quarter consolidated results as summarized in the following Consolidated Condensed Statements of Operations.



CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
-------------------------------------------------------------------------------------------------------------------------------
                                                                            Three Months Ended         Twelve Months Ended
   (Dollars in millions except per share amounts)                              December 31,                December 31,
                                                                         -------------------------- ---------------------------
                                                                             2004        2003           2004         2003
===============================================================================================================================
NET SALES                                                                    $471.9      $424.3       $1,911.7     $1,819.0
   Cost of sales and operating expenses                                       418.0       374.8        1,663.3      1,587.5
   Selling and administrative expenses                                         57.4        37.8          202.8        161.1
   Restructuring charges, impairments and other items                          15.9        30.5           21.5         69.3
-------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                                       (19.4)      (18.8)          24.1          1.1
   Interest expense                                                            (6.2)       (4.5)         (22.7)       (22.8)
   Interest income and other, net                                               3.4         4.4           14.0         21.1
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                                    (22.2)      (18.9)          15.4         (0.6)
   Tax provision (benefit)                                                     (9.0)       (4.1)           5.3         (0.7)
-------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS)                                                            $(13.2)     $(14.8)      $   10.1     $    0.1
-------------------------------------------------------------------------------------------------------------------------------
BASIC AND DILUTED EARNINGS PER SHARE                                         $(0.71)     $(0.80)      $   0.55     $   0.01
-------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE SHARES (in thousands of shares)                             18,480      18,480         18,480       18,480
===============================================================================================================================

      Consolidated results for the fourth quarter of 2004 amounted to a net loss of $13.2 million or $0.71 per share compared to a net loss of $14.8 million or $0.80 per share in the fourth quarter of 2003. Reported fourth quarter 2004 results included a $14.6 million charge ($9.6 million net of tax or $0.52 per share) related to environmental costs involving the Company's New Holstein, Wisconsin facility, restructuring and impairment charges of $3.1 million ($2.0 million net of tax or $0.11 per share) resulting from the continuation of previously announced programs related to the North American Compressor, Indian Compressor and Electrical Components businesses, and a gain of $1.8 million ($1.2 million net of tax or $0.06 per share) from the final curtailment of medical benefits related to former hourly employees of the Sheboygan Falls, Wisconsin Plant. Also in the fourth quarter, the Company provided for an outstanding account receivable related to a significant customer of the Engine & Power Train business that filed for bankruptcy. This amount was $2.5 million ($1.7 million net of tax or $0.09 per share) and is included in Selling and Administrative Expenses.

      Reported fourth quarter 2003 results included a $29.5 million charge (before and after tax of $1.60 per share) for the impairment of goodwill associated with the Company's European compressor operations and an additional charge of $1.0 million from the restructuring actions in the Engine & Power Train business announced in the second quarter of 2003. Taxes were favorably impacted by adjustments to deferred taxes pertaining to unremitted earnings of foreign subsidiaries, utilization of foreign tax credits, and the resolution of prior year tax audits.

      Consolidated results for the full year 2004 amounted to net income of $10.1 million or $0.55 per share compared to net income of $0.1 million or $0.01 per share in the same period of 2003. In addition to the fourth quarter charges mentioned above, results for the full year 2004 included restructuring and impairment charges of $5.6 million ($3.6 million net of tax or $0.20 per share) resulting from the previously announced restructuring programs related to the North American Compressor, Indian Compressor and Electrical Components businesses.

      In addition to the 2003 fourth quarter goodwill impairment, the restructuring charge, and the federal tax-related items mentioned above, results for the full year 2003 included a charge of $13.6 million ($8.7 million net of tax or $0.47 per share) recorded in the first quarter related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility and total net restructuring charges of $25.2 million ($16.1 million net of tax or $0.87 per share) recorded in the second and third quarters related to the consolidation of operations in the Engine & Power Train business and related plant closings.

      Exclusive of the respective restructuring, impairment and other items, fourth quarter and full year 2004 operating results were lower than prior year periods, primarily due to weaker results in the Company's Engine & Power Train and Electrical Components businesses, as well as higher corporate expenses reflecting costs incurred in order to comply with the Sarbanes-Oxley Act of 2002.

      Consolidated sales for the fourth quarter of 2004 amounted to $471.9 million compared to sales of $424.3 million in the fourth quarter of 2003. Sales for the full year 2004 were $1,911.7 million compared to sales of $1,819.0 million in the full year 2003.

      The effect of currency translation on 2004 sales was responsible for $10.1 million and $55.6 million of the increases in the fourth quarter and full year, respectively. Excluding the effects of currency translation, sales in the fourth quarter and full year increased, primarily due to increased sales in the Company's Compressor and Engine & Power Train businesses.

COMPRESSOR BUSINESS

      Fourth quarter 2004 sales in the Company's Compressor business increased by $38.0 million to $215.3 million from $177.3 million in the fourth quarter of 2003. The increase over the comparable quarter from the prior year was attributable to a favorable global market for compressor products sold into the original equipment markets of residential refrigerators and freezers and room air conditioners. Strong worldwide demand for small, high efficiency compressors used in refrigerators and freezers, such as those manufactured by the Company in Brazil and India, had a positive effect on volumes and pricing. Sales of compressors utilized in room air conditioning also increased due, in part, to growth in exports from the Company's Indian operations. The effect of foreign translation also increased sales by $8.3 million.

      Compressor business sales in the full year 2004 increased to $880.2 million, or approximately 10.3%, from $797.9 million for full year 2003. The increase from the effects of foreign currency translation accounted for $44.9 million of the increase. In addition, higher sales of compressors used in refrigeration and room air conditioning due to strong global demands were partially offset by declines in sales of compressors used in unitary air conditioning applications.

      Compressor business operating income for the fourth quarter of 2004 amounted to $6.8 million compared to $5.6 million in the fourth quarter of 2003. The increase in operating income in 2004 versus the comparable 2003 quarter reflected the overall higher sales volumes in the quarter and cost cutting initiatives in North America, partially offset by increases in commodity costs that were not fully recovered through pricing actions and the effects of a weaker U.S. Dollar. Operating income for the full year 2004 amounted to $60.5 million compared to $61.5 million for the full year 2003. Despite the overall higher sales volumes, operating income decreased for 2004 versus 2003 due to the impact of commodity price increases, an unfavorable exchange rate in Brazil, and rapidly falling prices in India from lower import duties. Cost saving activities helped to lessen the impact of these factors.

ELECTRICAL COMPONENTS BUSINESS

      Electrical Components sales were $108.3 million in the fourth quarter of 2004 compared to $105.1 million in the fourth quarter of 2003. Full year 2004 sales amounted to $422.6 million compared to $420.9 million in full year 2003.

      Fourth quarter 2004 segment operating profit was $0.1 million compared to $5.4 million in fourth quarter 2003. Segment operating profit for the full year was $11.3 million compared to $16.9 million for the same period in 2003.

      The decline in fourth quarter operating income largely resulted from commodity cost increases. Full year results were also impacted by warranty, response and expediting costs incurred as a result of a product design change for an automotive segment customer. These costs were partially offset by the absence in 2004 of the $4.2 million write-up of FASCO inventory, recorded at December 31, 2002, in connection with purchase accounting that was subsequently recognized in cost of sales during the first quarter of 2003.

ENGINE & POWER TRAIN BUSINESS

      Engine & Power Train business sales amounted to $124.0 million in the fourth quarter of 2004 compared to $118.0 million in the fourth quarter of 2003. Sales in the full year 2004 were $480.9 million compared to $475.1 million in the full year 2003. Sales trends in the fourth quarter were consistent with those of the full year. The net increase in sales reflected strong relative demand for engines in North America, partially offset by lower sales volumes in Europe. For the full year, North American sales of engines used for snow throwers, walk behind rotary lawn mowers and generators were up 4%, 6% and 21%, respectively.

      Engine & Power Train business operating loss in the fourth quarter of 2004 amounted to $10.0 million compared to income of $1.8 million in the fourth quarter of 2003. In addition to the $2.5 million reserve related to an outstanding account receivable from a significant customer which has filed for bankruptcy, higher commodity and freight costs, increased R&D spending, larger losses in Europe and Brazilian start up costs continued to negatively impact operating results.

      For the full year 2004, the business incurred an operating loss of $21.2 million compared to an operating loss of $5.3 million in 2003. The decline in full year results reflected many additional factors including currency losses of $1.6 million on dollar-dominated borrowings in Brazil, start up costs and ramp up inefficiencies at the Curitiba, Brazil facility, and product rework that was necessitated by defective parts received from a supplier. The declines were partially offset by the improvement in the operating results of the North American engine operations due to the cost reductions achieved with the closure of the Douglas, Georgia and Sheboygan Falls, Wisconsin facilities last year.

PUMP BUSINESS

      Pump business sales in the fourth quarter of 2004 amounted to $23.9 million compared to $23.7 million in 2003. Full year sales amounted to $126.4 million in 2004 compared to $124.3 million the previous year. The increase in fourth quarter sales was primarily attributed to increased sales to industrial customers offsetting lower sales of water gardening products. The improvement in the full year 2004 sales reflected robust sales in the plumbing markets due to wet spring weather and strong OEM demand in the HVAC market.

      Operating income in the fourth quarter of 2004 amounted to $2.4 million compared to $2.4 million in the same period of 2003. Operating income in the full year 2004 amounted to $13.7 million compared to $14.1 million in 2003. The decrease in operating income for the full year 2004 compared to 2003 was primarily attributable to higher raw material costs.

RESTRUCTURING CHARGES, IMPAIRMENTS AND OTHER ITEMS

      Fourth quarter 2004 results included a charge of $14.6 million related to an environmental cleanup involving the watershed of the south branch of the Manitowoc River, at and downstream from the Company's New Holstein, Wisconsin facility. On December 29, 2004, the Company and TRC Companies and TRC Environmental Corporation (collectively, "TRC") entered into a Consent Order with the Wisconsin Department of Natural Resources (the "WDNR") relating to this effort known as the Hayton Area Remediation Project ("HARP"). The Consent Order provides a framework for the completion of the remediation and regulatory closure at HARP.

      Concurrently, on December 29, 2004, the Company and two of its subsidiaries and TRC entered into an Exit Strategy Agreement (the "Agreement"), whereby the Company transferred to TRC substantially all of its obligations to complete the HARP remediation pursuant to the Consent Order and in accordance with applicable environmental laws and regulations. TRC's obligations under the Agreement include any ongoing monitoring or maintenance requirements and certain off-site mitigation or remediation, if required. TRC will also manage any third-party remediation claims that might arise or otherwise be filed against the Company.

      As required by the Agreement, the Company also purchased a Pollution Legal Liability Select Cleanup Cost Cap Policy (the "Policy") from American International Specialty Lines Company. The term of the Policy is 20 years with an aggregate combined policy limit of $41 million. The policy lists the Company and TRC as named insureds and includes a number of first and third party coverages for remediation costs and bodily injury and property damage claims associated with the HARP remediation and contamination. The Company believes that the Policy provides additional assurance that the responsibilities, obligations, and liabilities transferred and assigned by the Company and assumed by TRC under the Agreement will be completed. Although the arrangements with TRC and the WDNR do not constitute a legal discharge or release of the Company's liabilities, the Company believes that the specific work substitution provisions of the Consent Order and the broad coverage terms of the Policy, collectively, are sufficient to satisfy substantially all of the Company's environmental obligations with respect to the HARP remediation. The total cost of the exit strategy insured remediation arrangement to Tecumseh was $16.4 million. This amount included $350,000 that was paid to the WDNR pursuant to the Consent Order to settle any alleged liabilities associated with natural resource damages. The charge represented the cost of the agreements less what was previously provided for cleanup costs to which the Company had voluntarily agreed.

      Year-to-date 2004 results also included restructuring and impairment charges totaling $8.7 million related to previously announced facility consolidation actions affecting several of the Company's facilities in its North American and Indian Compressor and Electrical Components businesses.

      The 2004 consolidation actions within the Compressor business include a move of compressor machining and assembly operations from its Tecumseh, Michigan facility to its existing compressor facility located in Tupelo, Mississippi. In conjunction, aftermarket distribution operations located in Clinton, Michigan will be relocated to the Tecumseh facility. Charges related to the Compressor business action recognized during the fourth quarter included relocation costs of $0.3 million and asset impairment charges of $0.8 million. With the previously recognized charges of $1.9 million, full year charges totaled $3.0 million.

      Actions during 2004 in the Electrical Components business included the closure of the Company's manufacturing facility in St. Clair, Missouri. Gear machining operations will be consolidated into the Company's Salem, Indiana facility, and motor assembly operations will be consolidated into the Company's Piedras Negras and Juarez, Mexico facilities. Charges related to the Electrical Components business action recognized during the fourth quarter totaled $1.8 million and included $0.4 million of equipment relocation costs incurred, employment related charges of $0.4 million, and further asset impairment of $1.0 million. This brings total full year costs to $4.5 million. Additional restructuring and impairment charges, estimated to be approximately $1.0 million to $2.1 million, will be recognized during the first quarter of 2005 as the plant closure and consolidation action is completed.

      Fiscal 2004 results also included a reduction in workforce at one of the Company's Indian compressor facilities. The action affected approximately 100 employees at the cost of $1.2 million. All of these costs were paid out in 2004.

      Fourth quarter and full year 2004 results also reflected a curtailment gain of $1.8 million associated with the cessation of medical benefits to hourly employees who were affected by the closing in 2003 of the Engine & Power Train Group's facility in Sheboygan Falls, Wisconsin.

      Fiscal year 2003 results included a charge for the impairment of goodwill associated with the Company's European compressor operations. The charge, which was determined as part of the Company's annual evaluation of goodwill as specified by Statement of Financial Accounting Standard No. 142, amounts to $29.5 million dollars before and after taxes ($1.60 per share). The impairment was primarily the result of the approximately 17% decline in the value of the U.S. dollar versus the Euro. The change in currency value increased the Company's net investment in the European subsidiary in dollar terms and reduces margins on dollar denominated sales.

      Full year 2003 results included $32.0 million in charges and $5.8 million in gains with respect to restructuring actions announced in the second quarter involving the Engine & Power Train business. These actions included the closure of the Company's Douglas, Georgia and Sheboygan Falls, Wisconsin production facilities and the relocation of certain production to the new Curitiba, Brazil facility and other existing U.S. locations. Included in the charges were approximately $7.5 million in earned severance pay and future benefit costs relating to manpower reductions, $4.2 million in plant closing and exit costs incurred through December 31, 2003, and $20.3 million in asset impairment charges for idled equipment and facilities.

      Full year 2003 results were also adversely affected by a $13.6 million ($8.7 million net of tax or $0.47 per share) charge, recognized in the first quarter, related to environmental costs at the Company's Sheboygan Falls, Wisconsin facility. On March 25, 2003, with the cooperation of the Environmental Protection Agency, the Company entered into a liability transfer agreement with Pollution Risk

Services, LLC ("PRS"), whereby PRS assumed substantially all of the Company's responsibilities, obligations and liabilities for remediation of the Sheboygan River and Harbor Superfund Site (the "Site"). While the Company believes the arrangements with PRS are sufficient to satisfy substantially all of the Company's environmental responsibilities with respect to the Site, these arrangements do not constitute a legal discharge or release of the Company's liabilities with respect to the Site. The cost of the liability transfer arrangement was $39.2 million. The charge consists of the difference between the cost of the arrangement and amounts previously accrued for the cleanup. The Company also maintains a reserve of $0.5 million to reflect its potential environmental liability arising from operations at the Site, including potential liabilities not assumed by PRS pursuant to the arrangement. Also, pursuant to the overall arrangement, the Company transferred the title of the property to PRS in October 2003.

OUTLOOK

      The Company expects results in 2005 to be improved in comparison to 2004; however, the many variables that have impacted recent results could continue to significantly impact future results. Unprecedented commodity and freight costs, foreign exchange rates, including a rapidly weakening U.S. Dollar, global economic growth rates and weather are all factors that create unexpected volatility in the Company's results. While the Company has taken many actions to reduce costs and develop viable products to grow revenues, the direction of these factors will ultimately determine the direction of future results.

RESULTS BY BUSINESS SEGMENTS (UNAUDITED)


-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended           Twelve Months Ended
    (Dollars in millions)                                                    December 31,                  December 31,
                                                                      ---------------------------     -------------------------
                                                                          2004         2003             2004         2003
===============================================================================================================================
NET SALES:
    Compressor Products                                               $    215.3       $177.3         $  880.2     $  797.9
    Electrical Components                                                  108.3        105.1            422.6        420.9
    Engine & Power Train Products                                          124.0        118.0            480.9        475.1
    Pump Products                                                           23.9         23.7            126.4        124.3
    Other (a)                                                                0.4          0.2              1.6          0.8
-------------------------------------------------------------------------------------------------------------------------------
         Total net sales                                              $    471.9       $424.3         $1,911.7     $1,819.0
===============================================================================================================================
OPERATING INCOME (LOSS):
    Compressor Products                                               $      6.8       $  5.6         $   60.5     $   61.5
    Electrical Components                                                    0.1          5.4             11.3         16.9
    Engine & Power Train Products                                          (10.0)         1.8            (21.2)        (5.3)
    Pump Products                                                            2.4          2.4             13.7         14.1
    Other (a)                                                               (1.0)        (0.9)            (3.7)        (3.8)
    Corporate expenses                                                      (1.8)        (2.6)           (15.0)       (13.0)
    Restructuring charges, impairments and other items                     (15.9)       (30.5)           (21.5)       (69.3)
-------------------------------------------------------------------------------------------------------------------------------
         Total operating income (loss)                                     (19.4)       (18.8)            24.1          1.1
Interest expense                                                            (6.2)        (4.5)           (22.7)       (22.8)
Interest income and other, net                                               3.4          4.4             14.0         21.1
-------------------------------------------------------------------------------------------------------------------------------
INCOME (LOSS) BEFORE TAXES                                            $    (22.2)      $(18.9)        $   15.4     $   (0.6)
===============================================================================================================================


 (a)  "Other" consists of non-reportable business segments.

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)


-------------------------------------------------------------------------------------------------------------------------------
                                                                                               DECEMBER 31,      December 31,
(Dollars in millions)                                                                             2004              2003
===============================================================================================================================
ASSETS
  CURRENT ASSETS:
    Cash and cash equivalents                                                                $     227.9       $    344.6
    Accounts receivable, net                                                                       220.4            235.0
    Inventories                                                                                    394.2            298.2
    Deferred income taxes and other                                                                 80.2            102.3
-------------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                                      922.7            980.1
  PROPERTY, PLANT AND EQUIPMENT -- NET                                                             554.8            554.6
  GOODWILL AND OTHER INTANGIBLES                                                                   305.9            317.5
  OTHER ASSETS                                                                                     272.6            253.6
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL ASSETS                                                                        $   2,056.0       $  2,105.8
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
  CURRENT LIABILITIES:
    Accounts payable, trade                                                                  $     178.1       $    172.4
    Short-term borrowings                                                                           67.6             89.6
    Accrued liabilities                                                                            170.1            172.6
-------------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                                 415.8            434.6
  LONG-TERM DEBT                                                                                   318.5            327.6
  DEFERRED INCOME TAXES                                                                              7.8             36.5
  PENSION AND POSTRETIREMENT BENEFITS                                                              232.5            233.3
  PRODUCT WARRANTY AND SELF-INSURED RISKS                                                           21.2             24.4
  ACCRUAL FOR ENVIRONMENTAL MATTERS                                                                 41.3             44.6
-------------------------------------------------------------------------------------------------------------------------------
         Total liabilities                                                                       1,037.1          1,101.0
  STOCKHOLDERS' EQUITY                                                                           1,018.9          1,004.8
-------------------------------------------------------------------------------------------------------------------------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $   2,056.0       $  2,105.8
===============================================================================================================================



CONSOLIDATED CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)


-------------------------------------------------------------------------------------------------------------------------------
                                                                          Three Months Ended           Twelve Months Ended
  (Dollars in millions)                                                      December 31,                  December 31,
                                                                      ---------------------------   ---------------------------
                                                                          2004         2003             2004         2003
===============================================================================================================================
TOTAL STOCKHOLDERS' EQUITY
  BEGINNING BALANCE                                                   $   1,012.5     $1,015.9      $   1,004.8     $  978.9
Comprehensive income (loss):
  Net income (loss)                                                         (13.2)       (14.8)            10.1          0.1
  Other comprehensive income                                                 25.5          9.6             27.6         49.4
-------------------------------------------------------------------------------------------------------------------------------
Total comprehensive income (loss)                                            12.3         (5.2)            37.7         49.5
Cash dividends declared                                                      (5.9)        (5.9)           (23.6)       (23.6)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY
  ENDING BALANCE                                                      $   1,018.9     $1,004.8      $   1,018.9     $1,004.8
===============================================================================================================================


CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)


-------------------------------------------------------------------------------------------------------------------------------
                                                                                                       Twelve Months Ended
(Dollars in millions)                                                                                      December 31,
                                                                                                 ------------------------------
                                                                                                     2004              2003
===============================================================================================================================
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------------------------------------------------------------------------------------------------
           Cash provided by operating activities                                                 $   5.2            $  86.0
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisition, net of cash acquired                                                         ---               10.3
  Proceeds from sale of assets                                                                       3.6                ---
  Capital expenditures                                                                             (84.0)             (82.8)
-------------------------------------------------------------------------------------------------------------------------------
           Cash used in investing activities                                                       (80.4)             (72.5)
-------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                                                                   (23.6)             (23.6)
  Decrease in borrowings, net                                                                      (35.3)              (8.0)
-------------------------------------------------------------------------------------------------------------------------------
           Cash used in financing activities                                                       (58.9)             (31.6)
-------------------------------------------------------------------------------------------------------------------------------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                                             17.4               29.6
-------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                                  (116.7)              11.5
CASH AND CASH EQUIVALENTS:
  Beginning of period                                                                              344.6              333.1
-------------------------------------------------------------------------------------------------------------------------------
  End of period                                                                                  $ 227.9            $ 344.6
===============================================================================================================================



CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS

     This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

     Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of the Company's ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations;
viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation;
ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) the Company's ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of the Company's manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; and xiv) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

     Tecumseh Products Company will host a conference call to report on the fourth quarter 2004 results on Thursday, February 3, 2005 at 11:00 a.m. ET. The call will be broadcast live over the Internet and then available for replay through the Investor Relations section of Tecumseh Products Company's website at www.tecumseh.com.

     Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.


     Contact:     Pat Walsh
                  Tecumseh Products Company
                  517-423-8455